China Mineral Acquisition Corp. (CMAQ.OB) Announces Stockholder Approval of Proposed Dissolution and Liquidation.

NEW YORK, November 28, 2006 (BUSINESS WIRE) -- China Mineral Acquisition Corporation (OTCBB: CMAQ, CMAQU,CMAQW) announced today that its stockholders have approved the Company’s previously-announced proposed dissolution and liquidation, as contemplated by its certificate of incorporation, since the two-year period for it to complete a business combination has passed without one being consummated.

This approval was a necessary condition to the Company’s returning its net assets to holders of common shares issued in its initial public offering (Public Shares), which is now in progress.

At the Company’s special meeting held today, a total of 3,723,636 shares (74.5% of the Company’s outstanding) were represented. All shares voting approved the dissolution and liquidation, while 3,665,379 (98.4% of those voting, or 73.3% of the outstanding) approved authorizing adjournment or postponement of the meeting for further proxy solicitation, which proved not to be necessary. Of the 4,000,000 Public Shares, 3,223,636 votes, or 80.6%, were cast.

The Company has completed discussions with substantially all of its existing creditors and is in the process of discharging its obligations to them. It is in the process of filing dissolution papers with the State of Delaware, and expects to commence distribution of all funds held in its IPO trust account (approximately US$21.8 million, or US$5.45 per Public Share) during the first week of December. No payments will be made in respect of China Mineral’s outstanding warrants or in respect of shares held by the Company’s pre-IPO shareholders.

About China Mineral: Based in New York City, China Mineral was incorporated as a “blank check” company to identify and acquire an operating business having operations in the People's Republic of China. It raised approximately US$21.3 million (net) in an August 2004 initial public offering, approximately US$20.4 million of which was placed in a trust account maintained by an independent trustee, and, together with interest, is being returned to the Company’s Public Shareholders.

Information contact:

China Mineral Acquisition Corporation
Dixon Chen, 1-848-391-8799